Exhibit 4(r)


                  [ Letterhead of Prudential Home Mortgage ]
                  The Prudential Home Mortgage Company, Inc.
                            7485 New Horizon Way
                             Frederick, MD 21701
                                 301 696-7900

November 1, 1994

Mr. Douglas E. Jones
Chief Executive Officer
CUB Funding Corporation
26565 West Agoura Road
Suite 305
Calabasas, California 91302

Re:  Amendment No. 1 to Credit and Security Agreement

Dear Doug:

     We refer you to the Credit and Security Agreement dated as of August 11, 1994, (the "Agreement") between The Prudential Home Mortgage Company, Inc. (the "Lender") and CUB Funding Corporation (the "Borrower"). Unless otherwise defined in this letter amendment (the "Amendment"), the terms defined in the Agreement shall be used in this Amendment as defined in the Agreement.

     The Lender and the Borrower desire to amend certain provisions of the Agreement to reduce the amount of the Commitment in accordance with Section 2.03 of the Agreement and to change the interest rate and fees payable in connection with the Loans, as more particularly described below. Accordingly, it is hereby agreed by the Lender and the Borrower, effective as of the Effective Date (as defined below), as follows:

                    A.  REDUCTION OF COMMITMENT

     1.   Amendment of "Maximum Credit Limit."  The definition of
"Maximum Credit Limits" contained in Section 1.01 of the Agreement is deleted and the following substituted therefor:

          "Maximum Credit Limit" means, Sixteen Million
     Dollars ($16,000,000), as such amount may be reduced in accordance with Section 2.03."

     2. Note. The first sentence of Section 2.06 of the Agreement is deleted and following sentence substituted therefor:

     All Loans made by the Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit A duly completed, in the original principal amount equal to the Maximum Credit Limit, payable to the Lender, and maturing as to principal on the Termination Date (the "Note").

Mr. Douglas E. Jones
November 1, 1994
Page 2 of 5


               B.  AMENDMENT OF INTEREST AND FEES:

     1.   Deletion of "Certified Loans."  The definition of
"Certified Loans" contained in Section 1.01 of the Agreement is deleted and the following substituted therefor in the proper alphabetical order:

          "Shipped Loans" means Loans made in respect of Mortgage Loans for which the Collateral Custodian has certified in the applicable Borrowing Base Certificate that such Mortgage Loans have been shipped to a Qualified Investor under a Purchase Commitment or
     Agency Commitment.

     2. Amendment of Available Loans. The references to
"Certified Loans" in Section 2.01 of the Agreement are deleted and the defined term "Shipped Loans" is substituted therefor.

     3. Amendment of Interest. Section 2.05 of the Agreement is deleted in its entirety and the following substituted therefor:

               Section 2.05.  Interest.  The Borrower shall
     pay interest to the Lender on the Outstanding Credit, at a rate per annum as follows: (1) for a Wet Loan at a rate equal to the CP Rate plus two and three quarters percent (2.750%); (2) for a Documented Loan outstanding for no more than three (3) days, at a rate equal to the CP Rate plus one and three quarters percent (1.750%);
     (3) for a Documented Loan outstanding for longer than three (3) days, at a rate equal to the CP Rate plus one and one quarter percent (1.250%); and (4) for a Shipped Loan at a rate equal to the CP Rate plus one percent (1.000%). Any principal amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

               The interest rate on each Loan shall change when the CP Rate changes. Interest on each Loan shall not exceed the maximum amount permitted under applicable law and shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

               Loans that were initially made in respect of Wet Mortgage Loans, will begin to accrue interest at the interest rate applicable to Documented Loans on the Business Day that the Collateral Custodian certifies to

Douglas E. Jones
November 1, 1994
Page 3 of 5



     the Lender in a Borrowing Base Certificate received by the Lender not later than 2:00 p.m. (eastern time) on such Business Day what all of the required documents have been received and accepted by the Collateral Custodian and that such Mortgage Loans are no longer classified in the Borrowing Base as Wet Mortgage Loans. Loans accruing interest at the initial rate applicable to Documented Loans will begin to accrue interest at the CP Rate plus one and one quarter percent (1.250%) on the Business Day that the Collateral Custodian certifies to the Lender in a Borrowing Base certificate received by the Lender not later than 2:00 p.m. (eastern time) on such Business Day that such Documented Loans have been outstanding for more than three
     (3) days. Loans accruing interest at the rate applicable to Documented Loans will begin to accrue interest at the rate applicable to Shipped Loans on the Business Day that the Collateral Custodian certifies to the Lender in a Borrowing Base certificate received by the Lender not later than 2:00 p.m. (eastern time) on such Business Day that such Documented Loans have been shipped to a Qualified Investor.

     4. Amendment of Fees. Section 2.09 of the Agreement is deleted in its entirety and the following substituted therefor:

               Section 2.09.  Fees.  The Borrower shall pay
     to the Lender a non-refundable facility fee (the "Facility Fee") equal to one fifth of one percent (0.20%) of the Maximum Credit Limit, which fee shall be payable monthly in advance in monthly installments on each Monthly Date.

                        C.  MISCELLANEOUS

     1. Reaffirmation of Loan Documents. Except as expressly amended herein, the Loan Documents shall remain in full force and effect as currently written. The Borrower hereby affirms and agrees that: (a) the execution and delivery by the Borrower of and the performance of its obligations under this Amendment shall not in any way impair, invalidate, or otherwise affect any of the obligations of the Borrower or the rights of the Lender under the Agreement or any other Loan Documents; (b) the term "Obligations" as used in the Agreement includes, without limitation, the Obligations of the Borrower under the Loan Documents as amended by this Amendment and (c) the pledge of a security interest in the Collateral by the Borrower to the Lender in the Agreement remains in full force and effect in that such pledge constitutes a continuing first priority security interest in and lien upon the Collateral securing all of the obligations.

Douglas E. Jones
November 1, 1994
Page 4 of 5



     2. Effective Date. This Amendment shall be effective as of November 1, 1994, (the "Effective Date") provided that there shall have been delivered to the Lender each of the following, duly executed by all required hereunder:

          (a)  This Amendment;

          (b) A $16,000,000 replacement Note dated as of November 1, 1994;

          (c) A Certificate of the Secretary of the Borrower (in substantially the form attached hereto as Exhibit
               A) certifying that the Borrower has the necessary corporate authorizations to execute, deliver, and perform this Amendment; and

          (d) Such other additional documentation as the Lender may reasonably request in connection herewith.

     3. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     4. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

          (a) The Borrower has the power and authority and the legal right to execute, deliver, and perform this Amendment, and has taken all necessary corporate action to authorize the execution, delivery, and performance of this Amendment. This Amendment has been duly executed and delivered on behalf of the Borrower and constitutes the legal, valid, and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms. The execution, delivery, and performance of this Amendment will not violate any Law or require any consent, approval, authorization of, or registration, declaration, or filing with, any Governmental Authority.

          (b) At and as of the date of execution of this Amendment and at and as of the Effective Date, and both prior to and after giving effect to this Amendment: (1) the representations and warranties of the Borrower contained in the Loan Documents are accurate and complete in all respects, and (2) there has not occurred a Default or Event of Default under the Agreement or any other Loan Document.

Douglas E. Jones
November 1, 1994
Page 5 of 5



Very truly yours:

THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.


By /s/ Russell R. Anderson
   --------------------------
Name:  Russell R. Anderson
Title: Vice President



AGREED TO AND ACCEPTED AS OF NOVEMBER 1, 1994, BY:

CUB FUNDING CORPORATION


By /s/ Douglas E. Jones
   --------------------------
Name:  Douglas E. Jones
Title: Chief Executive Officer

                                NOTE
$16,000,000                                      November 1, 1994

     For value received, the undersigned CUB FUNDING CORPORATION, a California corporation (the "Borrower"), promises to pay to the order of The Prudential Home Mortgage Company, Inc. (the "Lender"), at its office at 7485 New Horizon Way, Frederick, Maryland 21701, in lawful money of the United States and in immediately available funds, the principal amount of Sixteen Million Dollars ($16,000,000) or the aggregate unpaid principal amount of all Loans made to the Borrower by the Lender pursuant to the Credit and Security Agreement (as defined below), whichever is less, on the Termination Date, and to pay interest from the date of this Note on the unpaid principal amount of this Note, in like money, at said office, at the time and at the rate per annum as provided in the Credit and Security Agreement. Any amount of principal hereof that is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the Default Rate.

     The Borrower hereby authorizes the Lender to endorse in the books and records of the Lender all Loans made to the Borrower by the Lender, the amount of each Loan, the type of Loan and each renewal and all payments of principal amounts in respect of such Loans, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Loans made to the Borrower by the Lender; provided, however, that the failure to make such notation with respect to any Loan or payment shall not limit or otherwise affect the obligations of the Borrower to the Lender under the Credit and Security Agreement or this Note.

     This Note is a Note referred to in, and is entitled to the benefits of, the Credit and Security Agreement dated as of August 11, 1994 (as amended from time to time, the "Credit and Security Agreement") among the Borrower and the Lender. This Note replaces the Note of the Borrower to the Lender dated August 11, 1994, in the amount of $30,000,000; and any outstanding Obligations under such former Note are incorporated under this replacement Note. All capitalized terms used herein and not defined in this Note shall have the meanings given to them in the Credit and Security Agreement.

     The Credit and Security Agreement contains, among other things, provisions for the prepayment of and acceleration of the maturity of this Note upon the happening of certain stated events
as specified therein.   This Note is secured as provided in the
Credit and Security Agreement and certain of the Loan Documents referred to therein, reference to which is hereby made for a description of the Collateral provided for under the above-referenced documents and the rights of the Borrower and the Lenders with respect to such Collateral.

       This Note shall be governed by the laws of the State of New York, provided that, as to the maximum rate of interest that may be charged or collected, if the laws applicable to the Lender permit it to charge or collect a higher rate than the laws of the State of New York, then such law applicable to the Lender shall apply to the Lender under this Note.

                         CUB FUNDING CORPORATION



                         By /s/ Douglas E. Jones
                            ----------------------------
                         Name: Douglas E Jones
                         Title: Chief Executive Officer